For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS INITIATES CLINICAL TRIAL OF VIRAL-ENTRY INHIBITOR PRO 140 IN HIV-INFECTED PATIENTS

- Monoclonal antibody designed to block HIV infection of immune system cells -

- Progenics’ CEO to ring Nasdaq’s Opening Bell today in honor of World AIDS Day -

Tarrytown, NY - December 1, 2005 - Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) announced that it is today initiating a phase 1b clinical trial of a new investigational HIV therapy - a humanized monoclonal antibody that specifically binds CCR5, a receptor that serves as a portal of entry for HIV into cells of the immune system. PRO 140 belongs to a new class of drugs, viral-entry inhibitors, which are designed to prevent HIV from entering and infecting healthy cells. The phase 1b trial is designed to evaluate the tolerability, pharmacology and antiviral activity of PRO 140 in patients infected with HIV (human immunodeficiency virus), the virus that causes AIDS.

World AIDS Day opening ceremonies at Nasdaq Stock Market this morning
Starting at 9:20 AM today, the Nasdaq Stock Market, Inc. will host a special opening bell ceremony and press briefing in honor of World AIDS Day. The opening bell will be rung by Surgeon General, Vice Admiral Richard H. Carmona, M.D., Progenics Pharmaceuticals’ CEO Paul J. Maddon, M.D., Ph.D., and the CEOs of four additional Nasdaq-listed companies involved in AIDS research and development. To view the Nasdaq Opening Bell, click on http://www.nasdaq.com/reference/marketsite_about.stm. Viewers are encouraged to visit the website approximately five minutes prior to the presentation to download or install any necessary software.

PRO 140: Unique product profile
“Despite recent advances in the treatment of HIV infection, current therapies are not curative, and new drugs are urgently needed for this progressive, life-long condition,” said Jeffrey M. Jacobson, M.D., Assistant Chief and Program Director, Infectious Diseases, Beth Israel Medical Center, and Professor of Medicine, Albert Einstein College of Medicine, New York City.“Currently available therapies are limited by the emergence of multidrug-resistant virus, significant side effects, drug-drug interactions and the often-complex daily treatment regimens. PRO 140 has the potential to address each of these limitations and therefore may represent a new treatment paradigm for HIV patients.”

CCR5 is normally found on certain cells of the immune system and plays a role in inflammatory response. In 1996, Progenics’ scientists and their collaborators discovered that HIV uses CCR5 as a portal to enter and infect healthy cells. Blocking this molecular doorway on human cells represents an important new therapeutic strategy. In laboratory studies, PRO 140 has been found to target a specific site on CCR5 that is utilized by HIV. PRO 140’s attachment to this site does not interfere with the normal function of CCR5. PRO 140 has the potential to be broadly active against viruses that have acquired resistance to existing classes of antiretroviral therapies since none of these drugs targets CCR5. Progenics is seeking to develop PRO 140 as new HIV therapy that combines infrequent dosing and a more favorable side effect profile than existing therapies.

In a recently completed phase 1 study in healthy volunteers, PRO 140 exhibited dose-dependent binding to CCR5-expressing cells. A single 5 mg/kg dose of PRO 140 significantly coated - and thereby potentially protected - CCR5 cells for as long as 60 days. PRO 140 was generally well tolerated at all dose levels in this study.

Study design
The phase 1b trial is designed to assess the tolerability, pharmacokinetics and preliminary antiviral activity of PRO 140 in approximately 40 HIV-positive patients. This multi-center, double-blind, placebo-controlled, dose-escalation study is being conducted in patients who have not taken any anti-retroviral therapy within the previous three months and who have HIV plasma concentrations greater than or equal to 5,000 copies/mL. Patients will receive a single intravenous dose of study medication - either placebo or one of three increasingly higher doses of PRO 140. PRO 140 blood levels and CCR5 coating will be determined and compared with antiviral effects measured as changes in plasma HIV viral load following treatment.

Background
PRO 140 is a humanized monoclonal antibody designed to bind CCR5 on immune-system cells and thereby shield the cells from HIV infection. CCR5 is a receptor for chemokines, which are members of a family of molecules that direct the migration of immune cells towards sites of inflammation in the body. Humanization of the PRO 140 monoclonal antibody was accomplished under a collaborative agreement with Protein Design Labs, Inc.

In laboratory studies, PRO 140 has demonstrated potent, broad-spectrum antiviral activity against more than 40 genetically diverse HIV strains isolated directly from infected individuals. In these preclinical models, PRO 140 was shown to protect both primary T-cells and macrophages, immune system cells that provide the major targets for HIV infection in vivo. In a well-recognized animal model of HIV infection, multiple doses of PRO 140 reduced viral loads to undetectable levels and then maintained these undetectable levels for the duration of therapy, without the emergence of viral resistance. Sustaining undetectably low levels of virus in the blood is a primary goal of HIV therapy. In the laboratory, PRO 140 showed synergistic activity when combined with small-molecule CCR5 antagonists in development and also inhibited viruses that were resistant to small-molecule CCR5 antagonists.

Company Profile
Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company’s principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the constipation associated with opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the management of patients with post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

DISCLOSURE NOTICE: The information contained in this document is current as of December 1, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the risk that we will not be able to obtain funding necessary to conduct our operations, the uncertainties associated with product development, the risk that clinical trials will not commence, proceed or be completed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials are later found not to work effectively or are not safe, the risk that we may not be able to manufacture commercial quantities of our products, the risk that our products, if approved for marketing, do not gain market acceptance sufficient to justify development and commercial costs, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics available at http://www.progenics.com.